Exhibit (d) (2)

FARMERS NEW WORLD LIFE INSURANCE COMPANY
MONTHLY DISABILITY BENEFIT RIDER

Benefits	When We receive proof that the Insured is totally Disabled, as defined in the section entitled Disability Defined, We will add a Monthly Benefit to the Fixed Account Value of the policy on each Monthly Due Date during the Insured’s continued Disability, but not beyond the Insured’s Attained Age 65. The Monthly Benefit is the Monthly Disability Benefit Rider amount which is shown on the Policy Specifications page.

Disability Defined	While the policy and this rider are in force, Disability means that, as a result of bodily injury or disease starting after the Issue Date of this rider and before the Insured reaches Attained Age 60, the Insured is totally Disabled so that the Insured:
1. is, and for a continuous period of at least 180 days has been, prevented from working in any occupation for which the Insured is reasonably qualified by education, training or experience; or
2. has suffered total and irrevocable loss of the sight of both eyes, or the loss of both hands, or both feet, or one hand and one foot.

Notice of Disability	We must receive written Notice of Disability at Our Home Office during the Insured’s continuing Disability and while the Insured is alive, unless it can be shown that notice was given as soon as reasonably possible.

General Terms	We will not pay any Monthly Benefit until the claim for benefits under this rider is approved. If the claim is approved, We will add the Monthly Benefit to the Fixed Account Value beginning on the first Monthly Due Date after the start of the Insured’s Disability. However, We will not add Monthly Benefits retroactively for any Monthly Due Date that was more than 12 months before receipt of written Notice of Disability.

Exclusions from	We will not pay Monthly Benefits if the Disability results from:
Coverage	1. intentional self-inflicted injury;
2. war or any act attributable to war, declared or undeclared, while the Insured is in the military, naval or air service of any country; or
3. participation in aviation, except as a passenger.

Termination of Disability	You must give proof of the Insured’s continuing Disability upon request, unless benefits are being paid under subparagraph 2 of the section entitled Disability Defined. We reserve the right to require that the Insured be examined by a physician acceptable to Us. If You do not furnish this proof within 91 days of Our request, this benefit will end.

Risk Charge	The Risk Charge for this rider is part of the Monthly Deduction for the policy. The Risk Charge is:
1. the Monthly Risk Rate for Monthly Disability Benefit; times
2. the Monthly Disability Benefit Rider Table Rating Factor, if any, as shown on the Policy Specifications page; with the result then multiplied by
3. the Monthly Disability Benefit Rider amount shown on the Policy Specifications page.
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2007-103 (VUL) MDB

The Monthly Risk Rate for Monthly Disability Benefit is based on the Insured’s Attained Age. The Guaranteed Maximum Risk Rates for Monthly Disability Benefit are shown in the following table. We may use Monthly Risk Rates for Monthly Disability Benefit that are less than those shown in the table, but not greater.

GUARANTEED MAXIMUM MONTHLY RISK RATES
FOR MONTHLY DISABILITY BENEFIT
Attained		Attained
Age	Rate	Age	Rate
21-30.06		46-50.10
31-40.07		51-55.15
41-45.08		56 and above	.20

Termination of Rider	This rider will end when:
1. the Insured Attains Age 60 and is not Disabled;
2. You are receiving benefits under this rider and the Insured dies or Attains Age 65 or the Insured’s Disability Terminates;
3. the policy ends; or
4. We receive Your signed request for termination of this rider.

Proceeds	Any proceeds paid under the policy will not be reduced by any Monthly Benefits paid by this rider.

Guaranteed Values	This rider does not increase or decrease any guaranteed values of the policy.

Contract	This rider is subject to all the terms of the policy to which this rider is attached except as modified in this rider. Attached to and made a part of the policy effective as of the date of issue of this rider.
FARMERS NEW WORLD LIFE INSURANCE COMPANY

C. Paul Patsis	Brian F. Kreger
President	Secretary
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